 Exhibit 5.1 and 23.2

Davis Polk & Wardwell llp 450 Lexington Avenue New York, NY 10017	draft

June 25, 2024

Katapult Holdings, Inc.
5360 Legacy Drive, Building 2

Plano, TX 75024

Ladies and Gentlemen:

Katapult Holdings, Inc., a Delaware corporation (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form S-1 (the “Registration Statement”) and the related prospectus (the “Prospectus”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), (i) up to 486,264 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) issuable upon the exercise of warrants granted to certain entities affiliated with Blue Owl Capital Inc. (“Blue Owl”) on June 12, 2025 with an exercise price of $0.01 per share (the “Blue Owl Warrants”), (ii) up to 21,378,017 shares of Common Stock issuable to the Company’s Class B Lenders (as defined in the Refinancing Agreement (as defined herein)) upon the Term Loan Conversion (as defined in the Refinancing Agreement) (collectively, the “Lenders’ Common Stock”) and (iii) 160,000 shares of Common Stock issuable upon exercise of the warrant to purchase stock, originally issued by the Company to Midtown Madison Management LLC, an affiliate of Atalaya Capital Management LP, in a private placement on March 6, 2023 and subsequently transferred to certain entities affiliated with Blue Owl (the “Transferred  Warrants”, and together with the Blue Owl Warrants, the “Warrants” and, the shares of Common Stock underlying the Transferred Warrants and the Blue Owl Warrants, collectively the “Underlying Common Stock”). The Term Loan Conversion is governed by that certain Amended and Restated Loan and Security Agreement, dated as of June 12, 2025 (the “Refinancing Agreement”), by and among Katapult SPV-1 LLC, Katapult Group, Inc., the Company, Midtown Madison Management LLC, and the lenders party thereto.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion:

1.	When any shares of Lenders’ Common Stock are issued and delivered upon the Term Loan Conversion in accordance with the terms of the Refinancing Agreement, such Lenders’ Common Stock will be validly issued, fully paid and non-assessable; and

2.	Assuming the Warrants have been delivered against payment therefor in accordance with the terms of the Blue Owl Warrants or the Transferred Warrants, as the case may be, the Underlying Common Stock, when issued and paid for upon the exercise of the Warrants in accordance with the terms of the Blue Owl Warrants or the Transferred Warrants, as the case may be, will be validly issued, fully paid and non-assessable.

We are members of the Bar of the State of New York, and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardell LLP